Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ICX TECHNOLOGIES, INC.

It is hereby certified that:

1. The name of the corporation is ICx Technologies, Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 15, 2003 under the name of Wexford VII Corp.

3. The Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 22, 2005.

4. Pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “GCL”), the amendment set forth below has been duly approved by a vote of the Board of Directors of the Corporation.

5. Pursuant to Sections 228 and 242 of the GCL, the amendment set forth below has been duly adopted by the written consent of the stockholders of the Corporation, and amends the provisions of the Restated Certificate of Incorporation.

6. The Restated Certificate of Incorporation including all Certificates of Designation of all series of Preferred Stock of the Corporation, if any, is hereby amended so that Section 5(b) thereof shall read in full as follows:

“(b) Election of Board of Directors. The size of the Board shall be fixed at nine (9) members who are to be designated as follows:

(1) For so long as the total number of outstanding shares of Series A Preferred represents at least fifty percent (50%) of the initially issued Series A Preferred, the holders of a majority of the outstanding shares of Series A Preferred, voting as a separate class distinct from any other series or class of securities issued by the Corporation, shall be entitled to elect five (5) members of the Board (the “Series A Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; and

(2) The holders of a majority of (x) the outstanding shares of Common Stock, and (y) the outstanding shares of Series A Preferred, voting together as a single class, shall be entitled to elect four (4) members of the Board.”

IN WITNESS WHEREOF, ICx Technologies, Inc. has caused this Certificate of Amendment to be executed by Hans Kobler, its President, this September 18, 2006.

ICX TECHNOLOGIES, INC.

By:	/s/ Hans Kobler
Hans Kobler
President